Blazzard,  Grodd  &  Hasenauer,  P.C.
943  Post  Road  East
Westport,  CT  06880
(203)  226-7866




February  14,  1997


Board  of  Directors
United  Companies  Life  Insurance  Company
8545  United  Plaza  Boulevard
Baton  Rouge,  Louisiana  70809-2251

Re:      Opinion  of  Counsel  -  United  Companies  Separate  Account  One

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of "Form 24F-2" with respect to United Companies Separate Account One.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We  are  of  the  following  opinions:

     1. United Companies Separate Account One is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

     2. Upon the acceptance of purchase payments made by a contract owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such contract owner will have a legally-issued, fully paid and non-assessable contractual interest in United Companies Separate Account One.

This opinion is limited solely to its use as an exhibit to your Form 24F-2 filed pursuant to Rule 24f-2.

Sincerely,

BLAZZARD,  GRODD  &  HASENAUER,  P.C.



By:  /S/ LYNN  KORMAN  STONE
   -------------------------
         Lynn  Korman  Stone